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EXHIBIT 10.22

Personal and Confidential

August 23, 1999

Michael A. Keresman, III
7753 Rutland Drive
Mentor, OH 44060

Dear Mike:

This letter agreement sets forth the agreement we have reached regarding the termination of your status as an officer of STERIS Corporation ("STERIS"), your continued part-time employment with STERIS after the termination of your officer status, the ultimate termination of your employment with STERIS, the compensation and benefits to be paid to you pursuant to this Agreement, and the waiver and release that is part of this Agreement. You should review this Agreement with legal counsel of your choice to be certain that you understand and agree with all of the provisions that are contained in this Agreement.

1. Cessation of Officer Status. Your last day of employment as an officer of STERIS will be August23, 1999. By execution of this Agreement, you hereby resign as an officer of STERIS and as an officer of each subsidiary or other affiliate of STERIS as to which you have heretofore been an officer. After August 23, 1999, you will not be an officer of STERIS or of any subsidiary or affiliate of STERIS and you will not have, nor will you hold yourself out as having, any authority to bind STERIS or any of its subsidiaries or affiliates in any manner.

2. Part-Time Employment. STERIS hereby offers and, by signing this Agreement, you hereby accept a part-time position as an employee of STERIS (but not as an officer of STERIS) commencing on August 24, 1999. As a part-time employee of STERIS you will report directly and only to Bill R. Sanford or such other officer of STERIS as Mr. Sanford may designate and you shall perform such duties as Mr. Sanford or his designee may from time to time assign to you. Unless earlier terminated as provided in the last sentence of this paragraph, your part-time employment with STERIS will continue through September 30, 2000, and shall thereupon terminate without further action by either STERIS or you. Your part-time employment with STERIS may be terminated by STERIS for cause (as determined by STERIS in its sole discretion) upon 30 days advance notice.

3. Compensation. In consideration of your execution of this Agreement, your part-time employment with STERIS, and your observance of all of the terms and conditions set forth herein, STERIS will pay to you the following amounts:

     a. Salary through September 30, 1999. Through September 30, 1999 (the end of the second quarter of the fiscal year ending March 31, 2000), STERIS will pay salary to you at the same rate and at the same times as if you had remained an officer of STERIS through that date with the same base salary that was in effect for you immediately before the execution of this Agreement.

     b. Bonus. STERIS will pay a bonus to you under the Management Incentive Compensation Plan ("MICP") with respect to the second quarter of fiscal 2000 on or about November 15, 1999, in
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Mr. Michael A. Keresman, III
August 23, 1999
Page 2


          the same manner as it makes payments to other MICP participants on or about that date (notwithstanding the fact that you are no longer employed by STERIS as an officer on that date). You will receive no further bonus payments after that second quarter payment.

     c. Salary after September 30, 1999. Commencing on October 1, 1999, and continuing thereafter for so long as you continue in its part-time employ, STERIS will pay salary to you at the rate of $20,000 per month, payable in accordance with STERIS's normal payroll procedures.

4. Medical Insurance Coverage. In further consideration of your execution of this Agreement and your observance of all of the terms and conditions set forth herein, STERIS will provide to you and your family full family medical insurance coverage (at the same levels and on the same employee contribution basis as applicable to full time associates of STERIS) through September 30, 2000. After September 30, 2000, you will have such rights to continuing medical insurance coverage as STERIS is required to provide under Part 6 of Title I of ERISA (commonly referred to as "COBRA").

5. STERIS Equipment and Property. You agree to return to STERIS any and all STERIS equipment and property of any kind whatsoever that you may have in your possession by not later than August 25, 1999. You will be permitted access to your former office at STERIS to obtain your personal effects through August 25, 1999, and you will return all STERIS equipment and property not later than that time. In compliance with the requirements set forth above in this Section 5, you will not remove from any STERIS facility or retain in your possession any materials that contain any STERIS confidential or proprietary information, but you will return any and all such materials to STERIS not later than August 25, 1999.

6. Termination of Change of Control Agreement. The Change of Control Agreement, dated as of July 23, 1998, between you and STERIS (the "Change of Control Agreement") is hereby terminated. From and after the date of execution of this Agreement, you will have no rights whatsoever under the Change of Control Agreement. You hereby waive and unconditionally release STERIS from any and all claims whatsoever arising under or with respect to that Change of Control Agreement.

7. Stock Options. You hold certain options issued under various STERIS stock option plans for STERIS Common Shares. While you remain in the employ of STERIS, your rights under those options that have not yet fully vested will continue to vest in accordance with the terms of the relevant option agreements and plans. Under the terms of the various option plans, you will be entitled to exercise vested options while you are an employee of STERIS (including while you are a part time employee of STERIS pursuant to this Agreement) and, provided your employment is not terminated for cause, you will be entitled to exercise those options, to the extent vested on your last day of employment, at any time within three months of that last day of employment. However, under the terms of STERIS's insider trading policy, you will be entitled to exercise those options on a cashless basis only during an open window period. By signing this Agreement, you acknowledge that you have received the summary of these provisions that is attached to this Agreement as Exhibit A.

8. Stock Transfer Restrictions. Even though you will no longer be an officer of STERIS or of any of its subsidiaries or other affiliates, you shall not take any action with respect to STERIS Common Shares that is in violation of STERIS's policies with respect to trading by STERIS officers in STERIS Common Shares. STERIS will not prevent you from making any sale of STERIS Common Shares or from
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Mr. Michael A. Keresman, III
August 23, 1999
Page 3


exercising any options for STERIS Common Shares on a cashless basis during any part of any open window period during which any officer of STERIS may sell STERIS Common Shares. By signing this Agreement, you acknowledge that you have received the summary of the application of those rules that is attached to this Agreement as Exhibit B and agree that you will comply with all of the restrictions and procedures reflected on Exhibit B.

9. Noncompetition and Nondisclosure. STERIS and you are parties to several Nondisclosure and Noncompetition Agreements, entered into from time to time. By signing this Agreement you acknowledge that those agreements are in full force and effect and will remain in effect according to their respective terms both during your part-time employment and after the termination of your employment with STERIS.

10. Confidentiality, Cooperation. In consideration of the payments and benefits to be provided to you by STERIS pursuant to this Agreement:

     a. You acknowledge that as an employee of STERIS you possess confidential and proprietary information relating to STERIS and you agree not to use or to reveal to any other person or entity any confidential or proprietary information of STERIS, except as may be required by law. You agree that if you believe you are required by law to reveal any such confidential or proprietary information, you will first afford STERIS the opportunity to raise any objection that STERIS may have to the purported requirement that you reveal such information.

     b. You will not reveal any information regarding the substance of this Agreement to any person or entity other than (i) your wife, (ii) your personal accountant, and/or (iii) counsel retained by you in connection with this Agreement and you will be responsible to see to it that none of these listed individuals reveals any information regarding the substance of this Agreement to any other person or entity.

     c. You will not disparage, attempt to discredit, or otherwise call into disrepute STERIS, its affiliates, successors, assigns, officers, directors, employees, agents (in their capacity as agents of STERIS), or any of their systems, products, services or technologies in any manner that would damage the business or reputation of STERIS or its affiliates, successors, assigns, officers, directors, employees, or agents. The prohibition in the immediately preceding sentence applies to all statements that disparage, discredit, or call into disrepute, without regard to the truth or falsehood of the statement.

     d. You will not assist any party other than STERIS in any litigation or investigation against STERIS or its affiliates, successors, assigns, officers, directors, employees, or agents with respect to any facts or circumstances existing at any time on or before the date of termination of your employment, except as maybe required by law. You agree that if you believe any such action is required by law, you will use your best efforts to first afford STERIS the opportunity to raise any objection that STERIS may have to the purported requirement that such action be taken by you.

Your obligations under this Section 10 shall remain in effect without any limitation as to time.
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Mr. Michael A. Keresman, III
August 23, 1999
Page 4


11. Release. In consideration for STERIS's agreement to provide the compensation and benefits set forth in this Agreement:

     a. For yourself, your heirs, executors, administrators, successors, and assigns, you hereby release and discharge forever STERIS, its affiliates, successors, assigns, officers, directors, employees, and agents from any and all claims, demands, causes of action, losses, and expenses of every nature whatsoever, whether known or unknown, arising out of or in any way connected with any facts or circumstances occurring before or existing on the date of this Agreement or arising out of or in any way connected with your employment by STERIS, including, without limitation, any matter related in any way to the termination of your employment with STERIS, and further including, without limitation, any breach of contract (express or implied), promissory estoppel, wrongful discharge, intentional infliction of emotional harm, defamation, libel, slander, or other tort, or violation of any federal, state, or municipal statute or ordinance relating to discrimination in employment, including but not limited to Title VII of the Civil Rights Act of 1964(42 U.S.C.ss.2000(e) et seq.), Ohio Revised Code Section 4112 et seq., Americans with Disabilities Act of 1990, 42 U.S.C.ss.12101, and all state laws of similar import.

     b. You agree that by signing this Agreement, you are also knowingly and voluntarily waiving any and all claims or causes of action you may have under the Federal Age Discrimination in Employment Act of 1967 (29 U.S.C.ss.621 et seq.) and all state laws of similar import.

     c. You agree not to bring any suit or action in any court or administrative agency against any of the beneficiaries of this release arising out of or relating to the subject matter of this release.

Nothing in this Section 11 shall release STERIS from its obligations under this Agreement or prevent you from bringing an action to enforce or seek damages for breach of this Agreement by STERIS.

12. Effect of Breach by You. If you breach any of the terms of this Agreement,
(a) STERIS will be relieved of its obligation to make any further payments or to provide any further benefits to you under this Agreement and (b) you will be required to repay to STERIS the full amount of any and all salary payments made to you by STERIS after the date of this Agreement STERIS will also be entitled to an injunction against further breach by you and to money damages suffered by it or any of the beneficiaries of the release set forth in Section 11 above as a result of any such breach by you.

13. Legal Fees If either party to this Agreement brings any suit or action to enforce or seek damages for breach of this Agreement, the court shall have the authority to award to the prevailing party recovery of his or its reasonable legal fees and expenses incurred in the suit or action.

14. Governing Law; Venue. This Agreement will be governed by the laws of the State of Ohio applicable to contracts made and to be performed entirely within that state. Any suit, action, or other legal proceeding arising out of or relating to this Agreement shall be brought in the Court of Common Pleas of Lake County, Ohio. STERIS and you each (a) consent to the jurisdiction of that court in any such suit, action, or proceeding and (b) waive, to the fullest extent permitted by applicable law, any objection which either may have to the laying of venue of any such suit, action, or proceeding in that court and any claim that any such suit, action, or proceeding has been brought in an inconvenient forum.
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Mr. Michael A. Keresman, III
August 23, 1999
Page 5


15. Withholding. All payments to be made by STERIS pursuant to this Agreement are subject to applicable federal, state, and local tax withholding.

16. Entire Agreement, Binding Nature. This Agreement sets forth the entire agreement between you and STERIS regarding the subject matter and supersedes all prior agreements and understandings, whether oral or written, between you and STERIS with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of you and your heirs, executors, administrators, successors, and assigns and STERIS and its successor and assigns.

Sincerely,

STERIS Corporation



By  /s/ Bill R. Sanford
    --------------------------------
     Bill R. Sanford
     Chairman, President and Chief
     Executive Officer


I hereby accept and agree to all of the terms of the above Agreement.



/s/  Michael A. Keresman III
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MICHAEL A. KERESMAN, III

August 24, 1999